Exhibit 99.1


      Digital Recorders, Inc. Announces Orders for TwinVision(R)
              Color Electronic Destination Sign Systems


    --  Combined Orders Total More Than $900,000

    --  DRI Products Lend Themselves to "Thinking and Acting Green"

    --  APTA's "Second Annual National Dump the Pump Day" Slated June
        21, 2007

    Business Editors/Transportation Writers

    DALLAS--(BUSINESS WIRE)--June 6, 2007--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a digital communications technology leader in the domestic and international public transportation and transit security markets, announced today that its TwinVision na, Inc. (TVna) subsidiary in Durham, N.C., has received a combined total of more than $900,000 in orders for multi-color electronic destination sign systems destined for California.

    Partial delivery of the orders is expected to occur during second quarter 2007; the balance is expected to be delivered in third quarter 2007.

    "TVna is experiencing increased sales traction for TwinVision(R) multi-color electronic destination sign systems within California, where transit properties were among the first to embrace color technology. TVna was a key supporter of our California transit customers and the California Transit Association during the statewide movement to enact legislation supporting the use of multi-colored display systems on public transit vehicles. SB 1726 was signed into state law by California Governor Arnold Schwarzenegger on Sept. 30, 2006; it became effective on Jan. 1, 2007. Use of such multi-colored display systems enhances and accelerates identification and comprehension of the transit vehicle's served route. Thus, such displays potentially improve throughput and transit system capacity utilization. In these days of intense need to reduce the consumption of fossil fuel and the need for imported oil, this is a small - yet important - development toward 'thinking and acting green' to help improve the environment," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    SECOND ANNUAL NATIONAL DUMP THE PUMP DAY

    On June 21, 2007, the American Public Transportation Association
(APTA) will sponsor the "Second Annual National Dump the Pump Day." The day is dedicated to raising awareness that public transportation helps improve the environment and conserve fuel. It also offers the opportunity for people to beat the high price of gasoline and support public transportation as an important travel option that helps reduce dependence on foreign oil. Public transportation agencies from coast to coast will join together to ask the public to park their cars and ride public transportation instead.

    "We applaud APTA's efforts to educate everyone about the ways in which the daily use of public transportation helps to improve the environment. The roles our products play in and on public transportation systems continue to be part of the answer for improving energy efficiency, reducing the environmental damage created by greenhouse gases, decreasing health issues caused by pollution, and improving the overall quality of life. In short, we consider DRI products to be at the very heart of thinking and acting green. Our products also help to mitigate the risk and impact of terrorist attacks and improve security. We believe that few, if any, small-cap companies can lay claim to actively serving all of those very real issues - on an international basis - with one family of products," Mr. Turney said.

    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the U.S. and Canada.

    Mr. Turney has been active in APTA for many years; he has served on various legislative, business, and marketing committees, as well as the association's top governing body.

    ABOUT THE TWINVISION NA, INC. SUBSIDIARY

    Established in 1996, TwinVision na, Inc. designs, manufactures, sells, and services TwinVision(R) electronic destination sign systems used on public transit vehicles. With leading edge technology, the subsidiary was the first established U.S. supplier to bring amber- and multi-colored, solid-state displays to the U.S. market, innovatively replacing the decades' old flip-dot, bulb, and ballast technology. For more information, go to www.twinvisionsigns.com.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing and amount of the orders, the expected delivery dates, our ongoing relationships with California transit customers and the California Transit Association, the expected demand for our products and their ability to help the environment, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties pertaining to the timing and amount of the orders, the expected delivery dates, our ongoing relationships with California transit customers and the California Transit Association, the expected demand for our products and their ability to help the environment, as well as other risks and uncertainties as set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com